Exhibit (a)(3)

 [Name of Participant]
FORM OF ACCEPTANCE LETTER
Important: Please read this Acceptance Letter in its entirety before submitting this Acceptance Letter.

Lear Corporation
21557 Telegraph Road
Southfield, Michigan 48033
Attention: Karen M. Rosbury
facsimile: (248) 447-1727
email: MSPP@lear.com
TRANSMISSION OF THIS ACCEPTANCE LETTER VIA EMAIL OR FACSIMILE TO A NUMBER OR EMAIL ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.
* * * * * *
To Lear Corporation:
     Subject to the terms and conditions of the Offer (as defined below), I hereby tender to Lear Corporation (the “Company”) for exchange the number of Eligible RSUs indicated in my election below (the “Tendered RSUs”) and elect to receive a credit to a Notional Cash Account and/or cash-settled Stock Appreciation Right (“SAR”) (each as more fully described in the Offer to Exchange) in exchange for the Tendered RSUs as specified below. Capitalized terms used but not defined herein have the meanings given to such terms in the Offer to Exchange Eligible Restricted Stock Unit Awards dated August 14, 2008 (the “Offer to Exchange”).
     For purposes hereof, the “Offer” refers to the Offer to Exchange and related cover letter, dated August 14, 2008, the receipt of which I hereby acknowledge, and this Acceptance Letter, in each case as they may be amended from time to time. “Eligible RSUs” refers to the restricted stock units (“RSUs”) that were granted to me under the Lear Corporation Management Stock Purchase Plan (“MSPP”) and that are eligible for exchange pursuant to the terms and conditions of the Offer (i.e. up to 50% of your RSUs from each year noted below).
     I currently hold the following number of RSUs in my MSPP account (amounts to be inserted by Lear)(amounts are listed as N/A if no RSUs are held for a particular year, in which case any reallocation election made with respect to such year will be disregarded):
     2006 RSUs: [   ]           2007 RSUs: [   ]           2008 RSUs: [   ]
     If you choose to reallocate any of your RSUs associated with the years noted above, you will need to make a separate election for each Tranche of RSUs you would like to reallocate. If you do not wish to reallocate any of your RSUs, you do not need to take any action.
     Check one of the following if you would like to tender and reallocate a portion of your 2006 RSUs:
     ___ 25% in exchange for cash-settled SARs (at a ratio of 4 SARs per RSU)
     ___ 25% in exchange for a Notional Cash Account Credit
     ___ 50% in exchange for cash-settled SARs (at a ratio of 4 SARs per RSU)
     ___ 50% in exchange for a Notional Cash Account Credit
     ___ 25% in exchange for a Notional Cash Account Credit and 25% in exchange for cash-settled SARs (at a ratio of 4 SARs per RSU)
     ___ No tender or reallocation (Note: If you choose this alternative for every Tranche of RSUs, you do not need to return this Acceptance Letter.)

[Name of Participant]

     Check one of the following if you would like to tender and reallocate a portion of your 2007 RSUs:
     ___ 25% in exchange for cash-settled SARs (at a ratio of 3 SARs per RSU)
     ___ 25% in exchange for a Notional Cash Account Credit
     ___ 50% in exchange for cash-settled SARs (at a ratio of 3 SARs per RSU)
     ___ 50% in exchange for a Notional Cash Account Credit
     ___ 25% in exchange for a Notional Cash Account Credit and 25% in exchange for cash-settled SARs (at a ratio of 3 SARs per RSU)
     ___ No tender or reallocation (Note: If you choose this alternative for every Tranche of RSUs, you do not need to return this Acceptance Letter.)
     Check one of the following if you would like to tender and reallocate a portion of your 2008 RSUs:
     ___ 25% in exchange for cash-settled SARs (at a ratio of 3 SARs per RSU)
     ___ 25% in exchange for a Notional Cash Account Credit
     ___ 50% in exchange for cash-settled SARs (at a ratio of 3 SARs per RSU)
     ___ 50% in exchange for a Notional Cash Account Credit
     ___ 25% in exchange for a Notional Cash Account Credit and 25% in exchange for cash-settled SARs (at a ratio of 3 SARs per RSU)
     ___ No tender or reallocation (Note: If you choose this alternative for every Tranche of RSUs, you do not need to return this Acceptance Letter.)
     Subject to, and effective upon, the Company’s acceptance of the Tendered RSUs, I hereby surrender to the Company all right, title and interest in and to the Tendered RSUs identified above and release the Company from any and all claims relating to the Tendered RSUs.
     I hereby represent and warrant that I have full power and authority to tender for exchange the Tendered RSUs and that, when and to the extent the Tendered RSUs are accepted by the Company, the Tendered RSUs will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof (other than pursuant to the applicable MSPP Terms) and the Tendered RSUs will not be subject to any adverse claims.
     Upon request, I will execute and deliver any additional documents deemed by the Company to be necessary or desirable to participate in the opportunity to tender (that is, surrender) for cancellation all of my Tendered RSUs in exchange for a Notional Cash Account Credit and/or cash-settled SAR pursuant to the terms and conditions of the Offer.
     I understand and acknowledge that:
     (1) I may tender up to 50% of my RSUs in 25% increments, but I am not required to tender any of my RSUs.
     (2) All Tendered RSUs properly tendered prior to 11:59 p.m., Eastern Time, on September 11, 2008, unless the Company has extended the period of time the Offer will remain open (the “Offer Expiration Date”), will be cancelled subject to the terms and conditions of the Offer.

[Name of Participant]

     (3) Upon the Company’s acceptance of the Tendered RSUs for cancellation, I understand that the Tendered RSUs will be cancelled and I will have no further rights with respect to, and I hereby release the Company and its affiliates from any and all claims relating to, such Tendered RSUs, whether pursuant to the Lear Corporation Long-Term Stock Incentive Plan, the MSPP Terms, the MSPP Supplement, or otherwise. I acknowledge the receipt of fair value with respect to such Tendered RSUs in connection with the Offer.
     (4) By tendering for exchange the Tendered RSUs pursuant to the procedure described in the Offer to Exchange, I (i) accept the terms and conditions of the Offer and (ii) consent to the amendment of the MSPP Terms in the form of the MSPP Supplement, which shall govern the terms and conditions of my SARs and/or Notional Cash Account. The Company’s acceptance for cancellation of the Tendered RSUs will constitute a binding agreement between the Company and me upon the terms and subject to the conditions of the Offer.
     (5) Under certain circumstances set forth in the Offer to Exchange, the Company may terminate or amend the Offer and postpone its acceptance and cancellation of any Tendered RSUs, and in any such event, the Tendered RSUs delivered herewith, but not accepted for cancellation, will be returned to me at the address indicated below.
     (6) If I elect not to exchange all Eligible RSUs or if any Eligible RSUs I tender for exchange are not accepted for cancellation, all such non-cancelled Eligible RSUs shall remain outstanding and retain their current distribution schedule and other current terms in accordance with the MSPP Terms and the Lear Corporation Long-Term Stock Incentive Plan. In the event my employment with the Company is terminated for any reason prior to the completion of the Offer, I will not be entitled to participate in the Offer and any Tendered RSUs shall be returned to me by the Company.
     (7) The Company has advised me to consult with my own financial, legal and/or tax advisors as to the consequences of participating or not participating in the Offer.
     (8) Neither the Company nor any other person is obligated to give notice of any defects or irregularities in any acceptance letter, nor will anyone incur any liability for failure to give any such notice. The Company will determine, in its discretion, all matters as to the form and validity, including time of receipt, of acceptance letters. The Company’s determination of these matters will be final and binding.
     (9) A signed copy of this Acceptance Letter (or a facsimile copy thereof) must be received by the Company on or prior to the Offer Expiration Date. A properly signed and completed copy of this Acceptance Letter must be delivered either (i) by email by attaching a PDF file of this Acceptance Letter or (ii) by facsimile. DELIVERY BY REGULAR INTERNAL OR EXTERNAL MAIL WILL NOT BE ACCEPTED. The method by which the signed and completed Acceptance Letter is delivered is at my option and risk, and the delivery will be deemed made only when actually received by the Company by email at MSPP@lear.com or by facsimile to (248) 447-1727, Attention: Karen M. Rosbury. In all cases, sufficient time should be allowed to ensure timely delivery.
     (10) I have read, understand and agree to all of the terms and conditions of the Offer and this Acceptance Letter.
     All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns. Except as stated in the Offer to Exchange, this tender for exchange is irrevocable.

[Name of Participant]

     I have signed this Acceptance Letter exactly as my name appears on my MSPP statements evidencing the Eligible RSUs I am tendering.

SIGNATURE OF ELIGIBLE EMPLOYEE

(Signature of Eligible Employee)
Date:                      , 2008
Print Name:
Address:
Telephone No. (with area code):
Tax ID/Social Security No.:
Employee ID: